Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Star Bulk Carriers Corp. for the registration of up to 5,100,000 common shares and to the incorporation by reference therein of our report dated March 22, 2018 (except for the effects of the adoption of ASU 2016-18 described in Note 2 to the consolidated financial statements as of and for the year ended December 31, 2018, as to which the date is March 21, 2019), with respect to the consolidated financial statements of Star Bulk Carriers Corp. for the year ended December 31, 2017 included in its Annual Report (Form 20-F as amended by Form 20-F/A) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
February 5, 2021